Exhibit 10.18

AMENDED AND RESTATED

AGREEMENT

FOR

SERVICES

BETWEEN

ADMA BIOLOGICS Inc.

AND

ARETH LLC

AMENDED AND RESTATED
AGREEMENT FOR
SERVICES

i

AMENDED AND RESTATED
AGREEMENT FOR
SERVICES

THIS AMENDED AND RESTATED AGREEMENT, executed August 12, 2016 and effective as of January 1, 2016 by and between ADMA BIOLOGICS INC., a Delaware corporation, with its place of business at 465 Route 17 South, Ramsey, NJ 07446 ("ADMA")  and  ARETH LLC a New Jersey limited liability corporation, with its principal  place  of  business  at  465 Route 17 South, Ramsey, NJ 07446 ("ARETH"), collectively referred to herein as "Parties", provides  as follows:

ARTICLE I

GENERAL OBLIGATIONS OF ARETH

ADMA has entered into several contracts to conduct clinical trials for and the manufacture and commercialization of plasma derived products and seeks to engage ARETH to supplement its own staff and capabilities.  The  scope of services (hereinafter, "Services") to be provided by ARETH to ADMA is stated herein and shall generally consist of Warehousing, Office Space, Shipping, Handling,  Receiving,  Inventory  Control, Clinical Trial Drug Management and Drug Sample Storage, as well as certain IT, Telephone, Mail, and  all other general and administrative  services  as reasonably  requested  by ADMA.

ARTICLE II

COMPENSATION

ARETH will be compensated for Services as set forth in Exhibit A.

ARTICLE III

PAYMENTS

ARETH shall submit to ADMA a request for payment (invoice) of all services and other reimbursable costs incurred during the previous calendar month period.  ADMA, for its part, agrees to make payments to ARETH, in the full amount stated in the invoice or request for payment within ten business days.

ARTICLE IV

PERIOD OF SERVICE

ARETH and its affiliates, shall make its best efforts to complete its Services for ADMA within the time period set by ADMA. If ARETH is unable to perform services as requested by ADMA, ARETH agrees to notify ADMA within 24 hours of its determination.

ARTICLE V

CHANGES IN SCOPE OF SERVICES

ADMA may, at any time, make changes in the scope of Services or in the definition of Services to be performed upon mutually agreement of the parties. In the event ADMA notifies ARETH of its desire to make a change in the scope of Services that may change the cost of performance, ARETH shall, within ten (10) working days after receiving such notice, give ADMA notification of any potential change in price for the Services.·

ARTICLE VI

WARRANTY

A.	ARETH guarantees that the Services will be performed in accordance with generally accepted standards in the industry and in accordance with its internal (and affiliates) SOP's.

B.	ARETH's guarantees shall not apply when the defect is due to a natural disaster, weather, storm, lightening, fire, flood, terrorist attack or other act of god out of ARETH's direct control.

C.
All representations, warranties and guarantees made by ARETH in connection with the Services are limited to those set forth in this Article VI. IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE SPECIFICALLY EXCLUDED. For any deficiencies in the Services, ADMA shall be restricted to the remedies expressly set forth in this Article VI; such remedies are ADMA's sole and exclusive remedies and ADMA hereby waives any and all other remedies, whether at law or in equity, and regardless of whether the claim is asserted under contract, tort (including the concurrent or sole and exclusive negligence of ARETH), strict liability or otherwise.

ARTICLE VII

INDEMNIFICATION

A.
Subject to Section B below, ARETH will defend, indemnify and hold ADMA harmless from all claims, liabilities, demands, costs, expenses (including attorneys' fees) and causes of action arising out of third party claims for bodily injury (including death) and damage to tangible property to the extent caused by a negligent act or omission of ARETH, its employee or subconsultant.

B.
ADMA hereby agrees to release, waive all rights of subrogation against, defend, indemnify  and hold ARETH harmless from all claims, liabilities, demands, costs, expenses (including attorneys' fees) and causes of action arising out of bodily injury (including death) to any  person or damage or loss to any property ("Harms"), irrespective of ARETH's fault (including, without limitation, breach of contract, tort including concurrent or sole and exclusive negligence,  strict  liability  or otherwise  of ARETH),  when  the Harms  result  from (i) the handling of specific products, materials specifically requested by ADMA, including but not limited to, human plasma, biological pharmaceuticals, by-products, clinical trial supplies, clinical trial samples, specimens, and  other  related  equipment,  supplies  or chemicals (ii) errors or omissions in ARETH' Services due  to  ARETH  being  required, directly or indirectly, by ADMA to take certain actions contrary to the recommendations of ARETH; (iii) errors or omissions in ARETH' Services while  assisting  in the commissioning, start-up or operation of ADMA's facilities; and (iv) the acts, errors,  omissions  or negligence of ADMA.

ARTICLE VIII

LIMITATION OF LIABILITY

The total aggregate liability of ARETH arising out of the performance or breach of this Agreement shall not exceed the lesser of $100,000 or the total amounts paid by ADMA to ARETH in the prior 12 calendar months. Notwithstanding any other provision of this Agreement, ARETH shall have no liability to the ADMA for contingent, consequential or other indirect damages including, without limitation, damages for loss of use, revenue or profit; operating costs and facility downtime; or other similar business interruption losses, however the same may be caused.  The limitations  and exclusions  of liability set forth in this Article VIII  shall apply  regardless  of the fault, breach of contract, tort (including the concurrent  or sole and exclusive  negligence), strict liability or otherwise of ARETH, its employees  or subconsultants.

ARTICLE IX

INSURANCE

A.	During the term of this Agreement, ARETH shall, at its sole expense, secure and maintain in force policies of insurance of the following types:

1.	Workers' compensation coverage in accordance with the statutory requirements of the jurisdiction in which services are to be performed.

2.	Employer's liability insurance with a minimum of $250,000.

3.	Comprehensive General Liability Insurance, subject to a limit for bodily injury and property damage combined of at least $1,000,000 aggregate.

4.	Automobile liability insurance subject to a limit for bodily injury and property damage combined, of at least $1,000,000 per occurrence.

B.
If requested, ARETH shall furnish ADMA  certificates  of  insurance  evidencing  the insurance  coverages  required  in  this Article  IX.   The certificates  shall stipulate that should any of the above insurance policies be cancelled before  the termination  of this Agreement,  the issuing company  will  endeavor to mail  thirty (30) days' written notice  to  ADMA.

C.
As between ARETH and ADMA,  ADMA  agrees to insure (or at its election  to self-insure)  its existing property and the facilities which are the subject of the ARETH' services, from  risks insurable under Fire and Extended Coverage, All Risk Builder's Risk, and Business Interruption Insurance policies. ADMA hereby waives  any  rights  which  it  or its  insurers may have against ARETH for any damages,  losses  or expenses  resulting  from  the risks  to be insured (or self-insured) by ADMA or its contractors on the  facilities  which  are  the subject of ARETH' Services, and ADMA agrees  to  include  ARETH  as  an  additional  insured in all such policies and in any waiver of rights obtained by  ADMA  from  its  contractor with respect to property  damage insurance carried by such contractor.

ARTICLE X

RELATIONSHIP OF ARETH AND ADMA

Subject to the applicability of Article XVII, the ARETH shall be and shall operate  as  an  independent contractor with respect to  the  Services performed  under  this  Agreement  and  shall not be nor operate as an agent or employee  of ADMA.  This Agreement  is not intended  to be one  of hiring under the provisions  of  a Workers'  Compensation  statute  or other law  and  shall not be so construed.

ARTICLE XI

PERSONNEL

ARETH agrees that during ARETH' performance of Services hereunder, adequate provision shall be made to staff and retain the services of such competent personnel as may be appropriate or necessary for the performance of such Services. ADMA shall have the right to review the personnel assigned by ARETH, and ARETH shall remove any personnel not acceptable to ADMA. ARETH may remove personnel  assigned  to  the  Project  without  ADMA's  prior  approval, provided  the progress  of the Services shall not be unreasonably impaired.

ARTICLE XII

OWNERSHIP OF INSTRUMENTS OF SERVICE AND DATA

A.
All materials and information that are the property of ADMA and all copies or duplications thereof shall be delivered to ADMA by ARETH, if requested by ADMA, upon completion of Services. ARETH may retain one complete set of reproducible copies of all of its instruments of service.

B.	ARETH agrees they have no right, title or claim to the work, drug, programs, data which is preformed and conducted by ADMA.

C.
ADMA agrees that they have no right, title or claim to the work, business, SOP's, computer hardware, computer software, staff, buildings, assets or other data and work performed by ARETH or its affiliates in the premises or for services rendered under this agreement.

ARTICLE XIII

PERMITS AND LICENSES

ARETH represents to ADMA that it has and will  maintain  during  the  performance  of  the  Services under this Agreement any permits or licenses which,  under  the regulations  of  federal, state, or local governmental authority, it may be required to maintain in order to perform  the Services.

ARTICLE XIV

ADHERENCE TO LAWS

ARETH shall adhere to federal, state, and local laws, rules, regulations, and ordinances applicable to performance of the Services hereunder including, without limitation, all applicable provisions of federal and state law relating to equal employment opportunity and nondiscrimination.

ARTICLE XV

NONDISCLOSURE OF PROPRIETARY AND CONFIDENTIAL MATERIALS

ADMA and ARETH agree that any disclosure will be made on the following basis:

A.
Confidential ADMA Information  ("Primary Data") disclosed  to ARETH which  is identified in writing by ADMA as proprietary to ADMA shall be: (1) safeguarded, (2) maintained in confidence, and (3) made available by ARETH only  to  those  of  its  employees  or  others who have a need-to-know and agree to equivalent conditions pertaining to nondisclosure as contained  herein.

B.
Upon completion of the Project or sooner if ADMA so requests, the ARETH shall return to ADMA's representative all Primary Data furnished  to  the  ARETH  under  this  Agreement and shall, if requested, deliver to the ADMA's representative all drawings, schedules, calculations, and other documents generated by ARETH for use in connection  with  the  Project  ("Secondary Data").

C.	ARETH shall not use for itself or to disclose to third parties any Primary Data or Secondary Data without the prior written consent of Owner.

D.
The nondisclosure obligations pertaining to Primary and Secondary Data shall terminate three (3) years from date ARETH's association with this Project terminates.  The nondisclosure  obligations  shall not  apply to any  data which:

1.	Was known to the ARETH (and previously unrestricted) before disclosure of Primary Data to ARETH under this Agreement or before generation of Secondary Data;

2.	Is subsequently acquired by the ARETH from a third party who is not in default of any obligation restricting the disclosure of such information; or

3.	Is subsequently available or becomes generally available to the public.

E.	Notwithstanding this nondisclosure obligation, ARETH may nevertheless draw upon its experience in its future association with other companies.

ARTICLE XVI

FORCE MAJEURE

Any delays in or failure of performance by ARETH or ADMA, other than the payment of money, shall not constitute default hereunder if and to the extent such delays or failures of performance are caused by occurrences beyond the reasonable control of ADMA or ARETH, as the case may be, including but not limited to, acts of God or the public enemy; compliance with any order or request of any governmental authority; fires, floods, explosion, accidents; riots, strikes or other concerted acts of workmen, whether direct or indirect; or any causes, whether or not of the same class or kind as those specifically named above, which are not within the reasonable control of ADMA or ARETH respectively. In the event that any event of force majeure as herein defined occurs, ARETH shall be entitled to a reasonable extension of time for performance of its Services under this Agreement.

ARTICLE XVII

LIMITED AGENCY - PROCUREMENT SERVICES

If this Agreement authorizes ARETH to perform procurement Services, the following terms will apply:

A.	ADMA appoints ARETH as its Agent, and ARETH accepts such appointment to purchase in ADMA's name and on behalf of ADMA, equipment, materials, supplies and services in connection with the project(s).

B.
Such purchases shall be made by a special purchase order provided by ADMA, or such other forms, terms and conditions, or modifications or revisions to said forms as ADMA may in its sole discretion at any time instruct ARETH to use. ARETH shall furnish ADMA with a copy of the purchase order document at the time the purchase order is issued. All purchases shall be carried out in accordance with the procedures mutually agreed upon by ADMA and ARETH.

C.
ARETH shall not have authority to accept or bind ADMA in any way to changes, modifications, revisions, alterations, amendments, or supplemental, additional, or different terms and conditions (hereinafter referred to as "deviations") which may be submitted or requested by a vendor or contractor. ARETH shall immediately submit any deviations  from  ADMA's   standard   terms   and   conditions   to  ADMA   for  review   by  ADMA's Purchasing Manager or his representative and such deviations shall not be accepted by ARETH unless ARETH receives express written approval thereof from ADMA's Purchasing Manager or his representative.

D.
All purchase orders issued by ARETH hereunder shall be signed by ARETH for ADMA. The ownership and title of all items purchased hereunder shall pass directly from the selling party to ADMA, and ARETH shall at no time be a party to such transaction other than as agent of ADMA unless requested by ADMA to do so. ADMA shall have the unilateral right to have the commitment authority of ARETH, its employee or this limited agency authorization in its entirety revoked and cancelled at any time, with or without cause. ADMA shall be obligated directly to the selling party for all payments for materials, equipment, supplies and services procured hereunder.

E.
ARETH shall maintain at all times at its offices in Ramsey, NJ, a complete file of all commitments, drawings, specifications, insurance certificates, guarantees and warranties relating to its work on behalf of ADMA, and these shall remain the property of ADMA and shall be turned over to ADMA at the conclusion of the project.

F.
The agency relationship created hereby shall be limited to the purchase of materials, equipment, supplies and services for the project and to such ancillary activities as may be necessary or appropriate in connection therewith, including but not limited to, freight movement, freight consolidation and freight forwarding; expediting of deliveries of purchased items, and receiving reports for such items when they arrive at the project.

G.
ARETH shall not have authority to make any representation on behalf of ADMA or to commit ADMA in any way beyond the express authority granted by this Article XVII, unless otherwise granted by ADMA in writing.

H.
ADMA shall hold ARETH and its employees harmless from any claims, suits or liabilities arising out of any breach or other failure of performance by any contractor, vendor or supplier under any contract or purchase order issued by ARETH hereunder.

I.
ARETH shall give ADMA immediate notice in writing of any action, suit or lien filed or to be filed, and prompt notice of any claim made against ADMA or ARETH by any vendor, contractor or subcontractor which may result in litigation or a lien in any way related to the project. ARETH's liability for its Services is as stated in Article VI  and, except for the gross negligence or willful misconduct of ARETH or its employees, ADMA will defend and indemnify ARETH from any actions, suits, liens or claims asserted by any vendor, contractor or subcontractor.

ARTICLE XVIII

ADDITIONAL SERVICES

If this Agreement includes the furnishing of construction consulting Services by ARETH, the following terms will apply:

A.
If ARETH is called upon to observe the work of ADMA's construction service contractor(s) for the detection of defects or deficiencies in such work, ARETH will not bear any responsibility or liability for such defects or deficiencies or for the failure to so detect. ARETH shall not make inspections or reviews of the safety programs or procedures of the construction service contractor(s), and shall not review their work for the purpose of ensuring their compliance with safety standards.

B.
ARETH shall not assume any responsibility or liability for performance of the construction services, or for the safety of persons and  property  during  construction,  or  for  compliance with federal, state  and local  statutes, rules, regulations  and  codes  applicable  to the conduct  of  the construction services.

C.	All services performed by others, including construction service contractors and their subcontractors, shall be warranted only by such others and not by the ARETH.

D.	All contracts between ADMA and its construction service contractor(s) shall contain broad form indemnity and insurance clauses in favor of ADMA and ARETH, in a form satisfactory to ARETH.

ARTICLE XIX

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

ARTICLE XX

ALTERNATE DISPUTE RESOLUTION

A.
ADMA and ARETH understand and appreciate that their long term mutual interests will be best served by affecting a rapid and fair resolution of any claims or disputes which may arise out of the Services performed under this Agreement or from any dispute concerning Agreement terms. Therefore, both Parties agree to use their best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis. The first stage of the resolution process shall be negotiations between the respective project managers of the Parties.

B.
If any dispute or claim arising under this Agreement cannot be readily resolved by the Parties pursuant to negotiations between the project managers, the Parties agree to refer the matter to a panel consisting of one (1) executive from each party not directly involved in the claim or dispute for review and resolution. A copy of the Agreement and other relevant documents, agreed upon facts (and areas of disagreement), and concise summary of the basis  for each side's contentions will be provided to both executives who shall review the same, confer, and attempt to reach  a mutual resolution of the issue.

C.
If the dispute has not been resolved under the process  set forth in Section B within thirty (30) days after the dispute  was first referred  to the executive panel,  the Parties  will  attempt  to resolve the dispute through non-binding mediation. If the mediation is to be utilized, the Parties  shall  select  a  single unrelated  but  qualified  Mediator  who  shall  conduct a meeting (not to exceed one day) during which each party shall present its version of the facts  (supported by relevant documents), its assessment of damages,  and  its  argument.  The Parties shall provide the Mediator with copies of all documents provided to their executives under Section B at least ten (10) days prior to the scheduled date of the mediation meeting.  The Parties may also provide the Mediator with copies of any laws or regulations that they feel are relevant to the dispute. A copy of the Agreement will be provided to the Mediator. Formal written arguments, legal memorandum, and live testimony are discouraged but may be permitted at the discretion of the Mediator. Each party agrees to make any relevant, non-privileged documents available to the other party for its review and use in preparing its position under this clause without the need for subpoena or other court order.

D.
After the presentations of the Parties, the Mediator will meet with both Parties and provide each of them, on a confidential basis, with his/her views of the strengths and weaknesses of their respective positions. The Parties will then attempt to resolve the matter with the assistance of the Mediator.  If the Parties cannot achieve resolution at the mediation meeting or within forty-eight (48) hours after the close of such meeting, the Mediator will, within fifteen (15) additional days, issue a written, non-binding decision on the disputed issues.

E.
If the matter has not been resolved utilizing the processes set forth above and the Parties are unwilling to accept the non-binding decision of the Mediator, either or both Parties may then elect to pursue resolution through litigation. In the event of any litigation between the Parties, it is agreed and stipulated that the case shall be heard and decided by the court, without a jury.

F.	The costs of the Mediator shall be borne by the losing party (determined at mediation or through subsequent litigation). Each Party will bear its own costs of mediation.

ARTICLE XXI

NOTICES AND/OR COMMUNICATIONS

All notices and/or communications to be given under this Agreement shall be in writing and shall be addressed as follows:

To ARETH: Original to: Jim Komas Position: Vice President, Operations Address: 465 Route 17 South, Ramsey, NJ 07446	To ADMA: Original to: Adam S. Grossman Position: President & CEO Address: 465 Route 17 South,Ramsey, NJ 07446

Either party may, by written notice to the other, change the representative or the address to which such notices, certificates, or communications are to be sent.

ARTICLE XXII

WAIVER

Waiver by either party of any breach or failure to enforce any of the terms and conditions of this Agreement at any time shall not in any way effect, limit, or waive such party's rights thereafter to enforce and compel strict compliance with all the terms and conditions of this Agreement.

ARTICLE XXIII

SEVERABILITY

Any provision of this Agreement prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of this Agreement.

ARTICLE XXIV

ENTIRETY OF AGREEMENT

This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and discussions concerning the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

ARETH: By: /s/ Jim Komas Title: Vice President, Operations	ADMA: By: /s/ Adam S. Grossman Title: President and CEO

[SIGNATURE PAGE TO AMENDED AND RESTATED SERVICES AGREEMENT]

EXHIBIT A - COMPENSATION RATES

1.           Rent (Base) includes - All furniture, desks, offices, cubicles, conference rooms use (existing space), lunch room/kitchen use, Warehouse use, parking – 12,000sq ft for 2016 forward on an annually renewal basis ($16 per sq ft)

2.           Services Include the following:
•	Office Equipment (Telephone system, Voicemail, Fax, Copier, Scanner, Computers)
•	Office Equipment Services (all base service charges and costs on above equip)
•	T1 Data - Internet, Microsoft Exchange E-mail, VPN & Terminal Services Accounting Software, Inventory Software, All Existing Computer programs
•	Office Cleaning Services
•	Garbage Removal
•	Electric, Gas, Water - Electric will be billed to ADMA for its actual use if ADMA elects to utilize and occupy additional space over and above the 12,000sq ft
•	Security Monitoring Services
•	Warehousing - Freezers (Existing), Refrigerators (Existing), Packing Materials (Boxes, shipping materials and supplies, Warehousing staff, receipt of goods and leveraging any shipping rate discounts)

3.           All additional expenses  incurred  by the  building  tenants  such as  but not limited to:
•	Office repair and Maintenance, snow removal, landscaping, HVAC repair, etc. will be charged to ADMA at a rate equal to the amount of space utilized in the building.

For 2016 the rate would be 25% - For 2017 forward the rate would be 30%.

For CY 2016 forward rent will be calculated at 12,000sq ft unless the actual amount of space increases due to company growth at ADMA’s option.  [12,000 * $16 per square foot = $192,000 / 12 months = $16,000 per month]

Responsibilities of Areth LLC in Relation to Provision of Services to ADMA Biologics

1.	Maintain facilities and operations according to its SOP's, including receiving areas, cold storage (2-8°C) areas, and shipping areas.
2.	Maintain appropriate inventories of packaging and shipping supplies.
3.	Receive and examine incoming products and materials according to agreed upon protocols, and complete agreed upon documents related to this work.
4.	Promptly report to ADMA Biologics any deviations related to receipt of materials.
5.	Unpack and place received materials into areas dedicated to ADMA Biologics product. Record time and location of placement of materials, and temperature of storage area.
6.	Monitor temperatures according to accepted protocols, and document the results.
7.	Report any temperature deviations promptly to ADMA Biologics.
8.	Work with ADMA Biologics to rectify any problems and to correct any deviations.
9.
When instructed by ADMA Biologics, retrieve materials and package for shipping, with documentation, according to agreed upon protocols, including any temperature control materials, inserted documents and labeling.

10.	Arrange for shipping according to agreed upon protocols, and maintain documentation of request for pickup and actual shipping.
11.	Provide 24 hour security and monitoring for all ADMA temperature sensitive materials.